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                                                                  Exhibit (4)(d)

                               GUARANTY AGREEMENT

         THIS GUARANTY AGREEMENT, dated as of March 2, 2001 (this "Guaranty"), is made by JAMES CABLE FINANCE CORP., a Michigan corporation (the "Guarantor"), in favor of each of the Lenders as defined below.

                                    RECITALS

         A. James Cable Partners, L.P., a Delaware limited partnership (the "Borrower"), and GoldenTree Asset Management LLC, as a lender (together with the other lenders party thereto, the "Lenders"), are entering into a Credit Agreement dated as of March 2, 2001 (as amended or modified from time to time, the "Credit Agreement").

         B. Pursuant to the terms of the Loan Documents the Lenders have agreed to make certain extensions of credit to the Borrower.

         C. The Guarantor is an affiliate of the Borrower, the Borrower and the Guarantor are engaged in related businesses, and the Guarantor has derived or will derive substantial direct and indirect benefit from the making of the extensions of credit by the Lenders.

         D. The obligation of the Lenders to make or continue to make certain extensions of credit under the Credit Agreement is conditioned upon, among other things, the execution and delivery by the Guarantor of this Guaranty, and the extensions of credit under the Credit Agreement will be made in reliance upon the issuance of this Guaranty.

                                    AGREEMENT

         In consideration of the premises and to induce the Lenders to make loans, extend credit or make other financial accommodations, and to continue to keep such credit and other financial accommodations available to the Borrower, the Guarantor hereby agrees with and for the benefit of the Lenders as follows:

         1. Defined Terms. As used in this Guaranty, terms defined in the first paragraph of this Guaranty and in the recital paragraphs are used herein as defined therein, and the following terms shall have the following meanings:

         "Cumulative Guarantors" shall mean the Guarantor and all other future guarantors of the Liabilities.

         "Liabilities" shall mean all indebtedness, obligations and liabilities of the Borrower to any of the Lenders or the Agent (as defined in the Security Agreement) in connection with or pursuant to the Loan Documents, including, without limitation, all
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principal, interest (including, but without limitation, interest which, but for the filing of a bankruptcy petition, would have accrued on the principal amount of the Liabilities), charges, fees and all costs and expenses, including without limitation reasonable fees and expenses of counsel, in each case whether now existing or hereafter arising, direct or indirect (including without limitation any participation interest acquired by any Lender in such indebtedness, obligations and liabilities of the Borrower to any other person), absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise.

         All other capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

         2. Guarantee. (a) The Guarantor hereby guarantees to the Lenders, irrevocably, absolutely and unconditionally, as primary obligor and not as surety only, the prompt and complete payment of the Liabilities.

                  (b) All payments to be made under this Guaranty (except pursuant to paragraph (c) below) shall be made to each Lender and the Agent pro rata in accordance with the unpaid amount of Liabilities held by each Lender and the Agent at the time of such payment.

                  (c) The Guarantor agrees to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by any Lender in connection with enforcing the obligations of the Guarantor hereunder, including without limitation the reasonable fees and disbursements of counsel.

         3. Consents to Renewals, Modifications and Other Actions and Events. This Guaranty and all of the obligations of the Guarantor hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Liabilities or any Agreement;
(b) any extension, indulgence, increase in the Liabilities or other action or inaction in respect of any of the Loan Documents or otherwise with respect to the Liabilities, or any acceptance of security for, or other guaranties of, any of the Liabilities or Loan Documents, or any surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage of or realizing upon any other guaranties or upon any security interest in any such security; (c) any default by the Borrower under, or any lack of due execution, invalidity or unenforceability of, or any irregularity or other defect in, any of the Loan Documents; (d) any waiver by any Lender or any other person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Loan Documents, any other guaranties or otherwise with respect to the Liabilities;
(e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this


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Guaranty, any other guaranty or any of the Loan Documents; (f) any sale, lease, transfer or other disposition of the assets of the Borrower or any consolidation or merger of the Borrower with or into any other person, corporation, or entity, or any transfer or other disposition of any equity interests in the Borrower;
(g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting the Borrower or any other guarantor of the Liabilities; (h) the release or discharge of the Borrower from the performance or observance of any agreement, covenant, term or condition under any of the Liabilities or contained in any of the Loan Documents, of any Cumulative Guarantor or of this Guaranty, by operation of law or otherwise; or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the obligations, covenants, agreements and duties of the Guarantor hereunder, including without limitation any act or omission by any Lender or any other person which increases the scope of the Guarantor's risk; and in each case described in this paragraph whether or not the Guarantor shall have notice or knowledge of any of the foregoing, each of which is specifically waived by the Guarantor. The Guarantor warrants to the Lenders that it has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition and other matters with respect to the Borrower and that it is not relying on any Lender to provide such information either now or in the future.

         4. Waivers, Etc. The Guarantor unconditionally waives: (a) notice of any of the matters referred to in Paragraph 3 above; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights of any Lender, including, without limitation, notice to the Guarantor of default, presentment to and demand of payment or performance from the Borrower and protest for non-payment or dishonor; (c) any right to the exercise by any Lender of any right, remedy, power or privilege in connection with any of the Loan Documents; (d) any requirement of diligence or marshaling on the part of any Lender; (e) any requirement that any Lender, in the event of any default by the Borrower, first make demand upon or seek to enforce remedies against the Borrower or any other Cumulative Guarantor before demanding payment under or seeking to enforce this Guaranty; (f) any right to notice of the disposition of any security which any Lender may hold from the Borrower or otherwise and any right to object to the commercial reasonableness of the disposition of any such security; and (g) all errors and omissions in connection with any Lender's administration of any of the Liabilities, any of the Loan Documents or any other Cumulative Guarantor, or any other act or omission of any Lender which changes the scope of the Guarantor's risk. The obligations of the Guarantor hereunder shall be complete and binding forthwith upon the execution of this Guaranty by it and subject to no condition whatsoever, precedent or otherwise, and notice of acceptance hereof or action in reliance hereon shall not be required.

         5. Nature of Guaranty; Payments. This Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment and not a guaranty of collection, and is wholly independent of and in addition to other rights and remedies of


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any Lender with respect to the Borrower, any collateral, any Cumulative
Guarantor or otherwise, and it is not contingent upon the pursuit by any Lender of any such rights and remedies, such pursuit being hereby waived by the Guarantor. The obligations of the Guarantor hereunder shall be continuing and shall continue (irrespective of any statute of limitations otherwise applicable) and cover and include all the Liabilities of the Borrower accruing or in the process of accruing to the Lenders before the Lenders deliver to the Guarantor a release of this Guaranty, which is in writing, refers specifically to this Guaranty, and is signed by a President, a Senior Vice President, or a Vice President of each Lender. Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full and irrevocable payment and performance of all of the Liabilities and the expiration or termination of all the Loan Documents. All payments to be made by the Guarantor hereunder shall be made without set-offs or counterclaim, and the Guarantor hereby waives the assertion of any such set-offs or counterclaims in any proceeding to enforce its obligations hereunder. All payments to be made by the Guarantor hereunder shall also be made without deduction or withholding for, or on account of, any present or future taxes or other similar charges of whatsoever nature, provided that if the Guarantor is nevertheless required by law to make any deduction or withholding, the Guarantor shall pay to the Lenders such additional amounts as may be necessary to ensure that the Lenders shall receive a net sum equal to the sum which it would have received had no such deduction or withholding been made. The Guarantor agrees that, if at any time all or any part of any payment previously applied by any Lender to any of the Liabilities must be returned by such Lender for any reason, whether by court order, administrative order, or settlement and whether as a "voidable preference", "fraudulent conveyance" or otherwise, the Guarantor remains liable for the full amount returned as if such amount had never been received by such Lender, notwithstanding any termination of this Guaranty or any cancellation of any of the Loan Documents and the Liabilities and all obligations of the Guarantor hereunder shall be reinstated in such case.

         6. Evidence of Liabilities. Each Lender's books and records showing the Liabilities shall be admissible in any action or proceeding, shall be binding upon the Guarantor for the purpose of establishing the Liabilities due from the Borrower and shall constitute prima facie proof, absent manifest error, of the Liabilities of the Borrower to such Lender, as well as the obligations of the Guarantor to such Lender.

         7. Subordination, Subrogation, Contribution, Etc. The Guarantor agrees that all present and future indebtedness, obligations and liabilities of the Borrower to the Guarantor shall be fully subordinate and junior in right and priority of payment to any indebtedness of the Borrower to the Lenders, and, notwithstanding anything in this Guaranty or under any other guaranty or other agreement to the contrary, the Guarantor hereby agrees that it will not exercise or enforce any rights of subrogation, contribution, reimbursement or indemnity whatsoever and all rights of recourse to security for the debts and obligations of the Borrower, whether arising under this Guaranty, under any other guaranty or agreement, by operation of law or otherwise until all Liabilities have


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been irrevocably paid in full and all Commitments to advance funds pursuant to the Loan Documents shall have expired or been terminated.

         5. Assignment by Lenders. Each Lender shall have the right to assign and transfer this Guaranty to any assignee of any portion of the Liabilities. Each Lender's successors and assigns hereunder shall have the right to rely upon and enforce this Guaranty.

         6. Joint and Several Obligations. The obligations of the Guarantor hereunder and all other Cumulative Guarantors shall be joint and several and the Guarantor shall be liable for all of the Liabilities to the extent provided herein regardless of any other Cumulative Guarantors, and each Lender shall have the right, in its sole discretion, to pursue its remedies against the Guarantor without the need to pursue its remedies against any other Cumulative Guarantor, whether now or hereafter in existence, or against any one or more Cumulative Guarantors separately or against any two or more jointly, or against some separately and some jointly.

         7. Representations and Warranties. The Guarantor hereby represents and warrants to the Lenders that:

                  (a) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or other charter documents or bylaws of the Guarantor, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor, or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any asset of the Guarantor;

                  (b) this Guaranty constitutes a legal, valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms;

                  (c) as of the date hereof, each of the following is true and correct for the Guarantor: (i) the fair saleable value and the fair valuation of the Guarantor's property is greater than the total amount of its liabilities (including contingent liabilities) and greater than the amount that would be required to pay its probable aggregate liability on its existing debts as they become absolute and matured, (ii) the Guarantor's capital is not unreasonably small in relation to its current and/or contemplated business or other undertaken transactions, and (iii) the Guarantor does not intend to incur, or believe that it will incur, debt beyond its ability to pay such debts as they become due; and

                  (d) the Borrower and the Guarantor are engaged as an integrated group in the cable television business and that the Guarantor has requested the Lenders to continue


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to lend and to make credit available to the Borrower for the purpose of financing the integrated operations of the Borrower and the Guarantor, with the Guarantor expecting to derive benefit, direct or indirectly, from the loans and other credit extended by the Lenders to the Borrower, both in the Guarantor's separate capacity and as a member of the integrated group, inasmuch as the successful operation and condition of the Guarantor is dependent upon the continued successful performance of the functions of the integrated group as a whole. The Guarantor hereby determines and agrees that the execution, delivery and performance of this Guaranty are necessary and convenient to the conduct, promotion or attainment of the business of the Guarantor and in furtherance of the corporate purposes of the Guarantor.

         8. Binding on Successors and Assigns. This Guaranty shall be the valid, binding and enforceable obligation of the Guarantor and its successors and assigns.

         9. Indemnity. As a separate, additional and continuing obligation, the Guarantor unconditionally and irrevocably undertakes and agrees with each Lender that, should the Liabilities not be recoverable from the Guarantor as guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of any of the Liabilities or the Loan Documents being or becoming void, unenforceable, or otherwise invalid under any applicable law), then, notwithstanding any knowledge thereof by any Lender at any time, the Guarantor as original and independent obligor, upon demand by the Lenders, will make payment to the Lenders of the Liabilities by way of a full indemnity.

         10. Cumulative Rights and Remedies, Etc. The obligations of the Guarantor under this Guaranty are continuing obligations and a new cause of action shall arise in respect of each default hereunder. No course of dealing on the part of any Lender, nor any delay or failure on the part of any Lender in exercising any right, power or privilege hereunder, shall operate as a waiver of such right, power, or privilege or otherwise prejudice the Lenders' rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to any Lender under this Guaranty is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Guaranty or by applicable law to the Lenders may be exercised from time to time and as often as may be deemed expedient by any Lender.

         11. Severability. If any one or more provisions of this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby, and any provision hereunder found partially unenforceable shall be interpreted to be enforceable to the fullest extent possible. If at any time all or any portion of the obligation of the Guarantor under this Guaranty would


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otherwise be determined by a court of competent jurisdiction to be invalid, unenforceable or avoidable under Section 548 of the Federal Bankruptcy Code or under any fraudulent conveyance or transfer laws or similar applicable law of any jurisdiction, then notwithstanding any other provisions of this Guaranty to the contrary such obligation or portion thereof of the Guarantor under this Guaranty shall be limited to the maximum amount of which this Guaranty is determined to be enforceable.

         12. Merger; Amendments. This Guaranty is intended as a final expression of the subject matter hereof and is also intended as a complete and exclusive statement of the terms hereof. The Guarantor's liability hereunder is independent of and in addition to its liability under any other guaranty previously or subsequently executed. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms hereof, nor are there any conditions to the full effectiveness of this Guaranty. None of the terms and provisions of this Guaranty may be waived, altered, modified or amended in any way except by an instrument in writing executed by duly authorized officers of each Lender and the Guarantor.

         13. Governing Law; Headings. This Guaranty shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to the choice of law principles of such state. The headings of the various paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

         14. Notices. Any notice, demand, consent or request given or made to the Guarantor by any Lender shall be deemed to have been duly given or made if sent in writing (including telecommunications) to the Guarantor to the address or telex or telecopy number set forth below the name of the Guarantor on the signature page hereof, or at such other address or telex or telecopy number as the Guarantor may hereafter specify to the Lenders in writing. All notices or other communications sent by means of telecopy, telex or other wire transmission shall be made with request for assurance of receipt in a manner typical with respect to communications of that type. Written notices or other communications shall be deemed delivered upon receipt if delivered by hand or by telecopy, three business days after mailing if mailed, or one business day after deposit with an overnight courier service if delivered by overnight courier. Notices or other communications delivered by hand shall be deemed delivered upon receipt.

         15. Recourse. No recourse under or upon any obligation, covenant or agreement of Guarantor in this Agreement shall be had against any officer, director or employee, past, present or future, of the Guarantor or of any successor corporation or against the property or asset of any such officer, employee or director, either directly or through the Guarantor or any successor corporation, whether by virtue or any constitution, statue or rule of law, or by the enforcement of any assessment or penalty or otherwise.


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         16.      WAIVER OF JURY TRIAL. THE LENDERS, IN ACCEPTING THIS GUARANTY,
AND THE GUARANTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT
WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY
LENDER MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT
OF THIS GUARANTY OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NEITHER THE LENDERS NOR THE GUARANTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY OF THE LENDERS OR THE GUARANTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL
OF THEM. THIS GUARANTY IS FREELY AND VOLUNTARILY GIVEN TO THE LENDERS BY THE GUARANTOR WITHOUT ANY DURESS OR COERCION, AND AFTER THE GUARANTOR HAS EITHER CONSULTED WITH COUNSEL OR BEEN GIVEN AN OPPORTUNITY TO DO SO. THE GUARANTOR HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS GUARANTY AND OF EACH AGREEMENT.

         EXECUTED and effective as of the 2nd day of March, 2001.

                                    JAMES CABLE FINANCE CORP.


                                    By: _______________________________________
                                          W. R. James
                                          Its: President


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